--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director          X  10% Owner
   Citigroup Inc.+                              IMC Mortgage Company ("IMC")                   ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
   399 Park Avenue                                                         October 1998
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
   New York     New York            10043       52-1568099                                       Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Class A Preferred Stock                  ++        10/13/98    J                          ++          ++        ++
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Class B Preferred Stock                  ++        10/13/98    J                          ++          ++        ++
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

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Common Stock            0              ++          ++              ++             ++
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Common Stock            0              ++          ++              ++             ++
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Explanation of Responses:

     +    Citigroup Inc. ("Citigroup", formerly known as Travelers Group Inc.)
          is making this joint filing on Form 4 on its behalf and on behalf of the entities and individuals (collectively, the "Reporting Persons") listed on Annex A hereto in accordance with instruction 4(b)(v) to this Form 4 and has signed this Form 4 on its behalf. The signatures of each of the entities and individuals on whose behalf Citigroup is making this joint filing appear on Annex B hereto.

     ++ Effective October 13, 1998, IMC Mortgage Company ("IMC"), with the consent of the required percentage of the holders of the Class A
          Convertible Preferred Stock of IMC (the "Class A Shares") and the holders of the option to acquire the Class B Convertible Preferred
          Stock of IMC (the "Class B Shares", and, together with the Class A
          Shares, the "Shares"), respectively, amended and restated its Articles of Amendment relating to the Class A Shares and the Class
          B Shares, such amendment having the effect, among other things, of terminating the right of the Reporting Persons to convert the Shares into Common Stock of IMC (the "Common Stock"). Accordingly, the
          Reporting Persons are no longer subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock because they no longer beneficially own any shares of Common Stock.

                                                                                  CITIGROUP INC.

                                                                               By: /s/ Marla Berman
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                        Page 2 of 5
                                                                                                                    SEC 1474 (7-97)

                                            ANNEX A TO FORM 4

Citigroup Inc. is making this joint filing on Form 4 on its own behalf and on behalf of the following entities:

1. Travelers Casualty and Surety Company (I.R.S. Identification No. 06-6033504)
2. The Travelers Insurance Company (I.R.S. Identification No. 06-0566090)
3. Greenwich Street Investments II, L.L.C. (I.R.S. Identification No.
   13-4012044)
4. Greenwich Street Capital Partners II, L.P. (I.R.S. Identification No. 13-4012047)
5. GSCP Offshore Fund, L.P. (I.R.S. Identification No. 52-2110184)
6. Greenwich Fund, L.P. (I.R.S. Identification No. 13-4012046)
7. Alfred C. Eckert III
8. Keith W. Abell
9. Sanjay H. Patel

                              ANNEX B TO FORM 4

                                  SIGNATURES



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 9, 1998


                                     TRAVELERS CASUALTY AND SURETY COMPANY

                                     By: /s/ Marla Berman
                                         ----------------------------------
                                         Name: Marla Berman
                                         Title: Assistant Secretary


                                     THE TRAVELERS INSURANCE COMPANY

                                     By: /s/ Marla Berman
                                         ----------------------------------
                                         Name: Marla Berman
                                         Title: Assistant Secretary



                                     GREENWICH STREET CAPITAL PARTNERS II, L.P.
                                     GSCP OFFSHORE FUND, L.P.
                                     GREENWICH FUND, L.P.


                                         By: GREENWICH STREET
                                               INVESTMENTS II, L.L.C., their
                                               General Partner


                                             By: /s/ Sanjay H. Patel
                                                --------------------------------
                                                Name: Sanjay H. Patel
                                                 Title: Managing Member


                                    GREENWICH STREET INVESTMENTS II, L.L.C.


                                             By: /s/ Sanjay H. Patel
                                                --------------------------------
                                                Name: Sanjay H. Patel
                                                 Title: Managing Member

                                                   /s/ Alfred C. Eckert
                                                   -------------------------
                                                   Name: Alfred C. Eckert III




                                                   /s/ Keith W. Abell
                                                   -------------------------
                                                   Name: Keith W. Abell




                                                   /s/ Sanjay H. Patel
                                                   -------------------------
                                                   Name: Sanjay H. Patel